Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements and Exhibits” in the Statement of Additional Information dated January 27, 2025 and included in this Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2, File No. 333-280930) of North Haven Private Assets Fund (the “Registration Statement”).

We also consent to the use of our report dated December 23, 2024, with respect to the financial statements of the North Haven Private Assets Fund as of December 6, 2024 and for the period June 28, 2024 to December 6, 2024, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

January 27, 2025